Laura P. Hamilton
                               Vice President, Investor Relations
                                                   (203) 965-5141


                  CUC INTERNATIONAL INC. FILES
          REGISTRATION STATEMENT FOR SECONDARY OFFERING


      Stamford,  CT  -  October 7, 1996 - CUC International  Inc.

(NYSE:CU) today filed a Registration Statement on Form  S-3  with the  Securities  and  Exchange Commission in  connection  with  a

proposed   secondary   offering  by   certain   stockholders   of

approximately 11,000,000 shares of CUC common stock. The  selling shareholders  are Robert Davidson, Janice Davidson,  and  certain

charitable  and  family trusts established by them.   Robert  and

Janice Davidson are the founders of Davidson & Associates,  Inc.,

which CUC International acquired by merger in July of this year.

     It   is   expected  that  the  offering  will  be   effected

concurrently  in  the United States and internationally.   It  is

anticipated that certain of the selling stockholders  will  grant the underwriters an option to purchase up to 1,650,000 additional shares  of  common  stock owned by them, solely  to  cover  over-

allotments.  As adjusted for CUC's previously announced three-for-

two  stock  split (payable on approximately October 21,  1996  to stockholders of record on October 7, 1996), the aggregate  number of  shares proposed to be offered is 16,500,000, which  does  not include  2,475,000  shares  subject  to  the  underwriters  over-

allotment option.  The co-lead managers for the proposed offering are  Goldman, Sachs & Co. and Morgan Stanley & Company.  The  co-

managers  for the proposed offering are Bear Stearns & Co.  Inc.;

Donaldson,  Lufkin & Jenrette Securities Corporation;  and  Smith

Barney Inc.


                            - More -
October 7, 1996
Page 2




     A  registration  statement relating to these securities  has been  filed with the Securities and Exchange Commission, but  has not  yet become effective.  These securities may not be sold  nor may  offers to buy be accepted prior to the time the registration

statement  becomes  effective.   This  press  release  shall  not

constitute  an offer to sell or the solicitation of an  offer  to buy, nor shall there be any sale of these securities in any State in  which such offer, solicitation or sale would be lawful  prior to registration or qualification under the securities laws of any such State.

     A  copy  of the Registration Statement can be obtained  upon request from CUC International Inc., 707 Summer Street, Stamford,

Connecticut 06901, Attention:  Investor Relations Department.

     CUC International is a leading technology-driven, membership-

based  consumer  services company that provides  more  than  62.5 million consumers worldwide with access to home shopping, travel,

insurance, automobile, dining, home improvement, lifestyle clubs,

checking  account enhancement, and discount coupon programs.  The

Company  also provides educational and entertainment  interactive media products.

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